UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                        Commission File Number:  333-110437-23

                    RESIDENTIAL ASSET MORTGAGE PRODUCTS, INC
             (Exact name of registrant as specified in its charter)


 8400 Normandale Lake Boulevard, Suite 250, Minneapolis, MN 55437 (952) 857-7000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       GMACM Mortgage Loan Trust 2004-AR2
                   Residential Asset Mortgage Products, Inc.
            GMACM Mortgage Pass-Through Certificates, Series 2004-AR2
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     X
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate number of holders of record as of the certification or notice date: 20

     Pursuant to the requirements of the Securities Exchange Act of 1934 Residential Asset Mortgage Products, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                       JPMorgan Chase Bank, N.A. as Trustee

                By:    /s/ Keith R. Richardson
                       --------------------------------------------
                Name:  Keith R. Richardson
                Title: Vice President

                Date:  January 28, 2005